Exhibit 99.1

Newfield Exploration Company Announces Appointment of Roger B. Plank and James Kent Wells to Board of Directors

The Woodlands, TX – July 28, 2015 – Newfield Exploration Company (NYSE:NFX) today announced that effective July 28, 2015, Roger B. Plank, 58, former president and chief corporate officer, Apache Corporation, has been appointed to Newfield’s Board of Directors.  In addition, James Kent Wells, 58, former chief executive officer, Fidelity Exploration & Production Company, will be appointed to Newfield’s Board of Directors effective August 1, 2015. Following these appointments, Newfield’s Board will be comprised of 10 directors, nine of whom are independent.

“Both Roger and Kent have considerable exploration and production experience in North America, which will be a valuable asset to Newfield as we focus on growing our domestic resource plays,” said Lee K. Boothby, Newfield chairman, president and CEO. “Having spent more than three decades at Apache, Roger was instrumental in establishing the company’s reputation as one built on solid financial management. Kent’s 32 years with BP and Amoco have provided him with knowledge and experience in unconventional resource plays similar to our current development focus.”

Plank is a partner with Indian Creek Holdings, a private investment company. He has approximately 35 years of experience in the oil and gas industry, retiring from his position as president and chief corporate officer of Apache Corporation in 2014 after serving 32 years with the company. His responsibilities included strategic planning, finance and accounting, business development, oil and gas marketing, investor relations, public and governmental affairs, corporate governance, tax and internal audit.

Prior to his tenure as Apache’s president and CCO, Plank served as president and principal financial officer from 2009 – 2010 and executive vice president and chief financial officer from 2000 – 2009. He started with Apache in 1981 and served in a variety of positions with increasing responsibility and leadership. He was named among Institutional Investor magazine’s best energy CFO’s in America in 2004 and 2007.

Plank holds a B.A. in liberal arts from Colgate University, Hamilton, New York, and a M.B.A. from the University of St. Thomas, St. Paul, Minnesota. He serves on the board and is presiding director of Parker Drilling Company. Plank also has been active in numerous professional and charitable organizations serving on the boards of Alley Theatre, Texas Independent Producers and Royalty Owners Association (TIPRO) and The Ucross Foundation.

Wells has more than 35 years of experience in the oil and gas industry, serving 32 years with Amoco and BP. He retired earlier this year from Fidelity Exploration & Production Company, where he held the positions of chief executive officer and vice chairman of MDU Resources, the parent company of Fidelity. He joined Fidelity and MDU in 2011 and was responsible for the development and execution of the company’s long-term strategy.

During his time at Amoco/BP, he progressed through the organization and held a number of senior leadership and executive positions. From 2007 – 2011, Wells served as senior vice president, exploration and production North America Gas, BP America. Prior to his tenure as SVP, he held the positions of general manager, Abu Dhabi Company for Onshore Oil Operations, 2005 – 2007, vice president, Gulf of Mexico Shelf, BP America, 2002 – 2005 and vice president, Rockies, 2000 – 2002. Wells began his career as a petroleum engineer with Amoco Canada Pet. Co. in 1979.

Wells holds a B.S. in mechanical engineering from Queen’s University, Kingston, Ontario, Canada. He formerly served on the boards of Fidelity and MDU.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. The Company is focused on North American resource plays and its principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, the Company has oil developments offshore China.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321
Email: info@newfield.com

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